Exhibit 35.10

C-III ASSET MANAGEMENT LLC d/b/a GREYSTONE SPECIAL SERVICING 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Phone: 972-868-5300 Fax: 972-868-5303 www.greyco.com

OFFICER’S CERTIFICATE

C-III Asset Management LLC

The undersigned, Barry Davis, President of C-III Asset Management LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of December 1, 2015, relating to the Wells Fargo Commercial Mortgage Trust 2015-P2, Commercial Mortgage Pass-Through Certificates, Series 2015-P2 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.

a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2019 (the “Reporting Period”) has been made under the undersigned’s supervision;

2.

to the best of the undersigned’s knowledge, based on such review, the Special Servicer maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2020, I have hereunto signed my name.

  /s/ Barry Davis

Barry Davis, Vice President